Calculation of Filing Fee Tables

Form F-3

(Form Type)

Zentek Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value					0.00014760
Other	Warrants					0.00014760
	Units					0.00014760
Unallocated (Universal) Shelf		457(o)	(1)	N/A	$50,000,000(2)(3)	0.00014760	$7,380.00
Total Offering Amounts					$50,000,000		$7,380.00
Total Fee Offsets							-
Net Fee Due							$7,380.00

(1) The Registrant is registering an indeterminate principal amount or number of its Common Shares, Warrants, and Units which may be offered in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $50,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder may be sold separately or in any combination with other securities registered hereunder.

(3) Also includes such indeterminate principal amount or number of securities as may be issued upon conversion of, or in exchange for, any class of securities registered hereunder that provide for conversion or exchange into one or more other classes of securities registered hereunder.